FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: May 4, 2017

MAXIMUS Reports Second Quarter Results
- Raises Lower End of Full-Year Earnings Guidance and
Maintains Revenue Guidance for Fiscal Year 2017 -

(RESTON, Va. - May 4, 2017) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and six months ended March 31, 2017.

Highlights for the second quarter of fiscal year 2017 include:

•	Revenue growth of 3% to $622.0 million compared to the same period last year

•	Diluted earnings per share of $0.80 compared to $0.74 for the same period last year

•	Strong cash flow with cash from operations of $65.7 million and free cash flow of $60.5 million

•	Year-to-date signed contract awards of $1.5 billion and contracts pending (awarded but unsigned) of
$155.1 million at March 31, 2017

•	Sales pipeline of $3.3 billion at March 31, 2017

•	Updated fiscal 2017 earnings guidance now expected to range between $3.00 and $3.10

For the second quarter of fiscal 2017, revenue increased 3% to $622.0 million compared to $606.5 million reported for the same period last year driven by the Health Services Segment. Most of the revenue growth in the quarter was organic, which was partially offset by a 2% decline from unfavorable foreign currency translation. On a constant currency basis, revenue would have increased 4% compared to the same period last year.

Total company operating margin for the second quarter of fiscal 2017 was 12.9% compared to 12.8% for the same period last year.

For the second quarter of fiscal 2017, net income attributable to MAXIMUS totaled $52.5 million (or $0.80 of diluted earnings per share). This was better than expected, driven by favorable results on several volume-based contracts in both the U.S. Federal Services and Health Services segments. This compares to diluted earnings per share of $0.74 for the second quarter of fiscal 2016, which benefited from out-of-period revenue and pre-tax income of $15.2 million (or $0.16 of diluted earnings per share) from two previously disclosed contract amendments in the Health Services Segment.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

Health Services Segment
Health Services Segment revenue for the second quarter of fiscal 2017 increased 6% to $349.0 million compared to $330.6 million reported for the same period last year. Most of the growth in the quarter was organic, which was offset by a 3% decline from unfavorable foreign currency translation. On a constant currency basis, revenue growth would have been 9%.

Operating margin for the second quarter of fiscal 2017 was 16.2% compared to 17.2% reported in the prior-year period.

As previously disclosed, the second quarter of last year benefited from $15.2 million of out-of-period revenue and pre-tax income related to two items: an $8.6 million change order on a large U.S. contract and $6.6 million resulting from contract modifications on the U.K. Health Assessment Advisory Service.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the second quarter of fiscal 2017 decreased 3% to $145.4 million compared to $150.2 million reported for the same period last year. As previously disclosed, the lower revenue was largely a result of a contract cancellation for a program with the U.S. Department of Veterans Affairs. This contract ended in April of this year.

Operating margin for the second quarter was 12.1% compared to 10.0% reported for the prior-year period. The margin expansion was driven by favorable results from several volume-based contracts.

Human Services Segment
Human Services Segment revenue for the second quarter of fiscal 2017 increased 2% to $127.7 million compared to $125.7 million for the same period last year. Nearly all growth in the quarter was organic, which was partially offset by expected decreases in the Company's United Kingdom operations. The anticipated ramp down of the U.K. Work Programme unfavorably impacted both revenue and operating income in the second quarter of fiscal 2017.

Operating margin for the second quarter was 7.5% and comparable to 7.8% for the same period last year.

Sales and Pipeline
Year-to-date signed contract awards at March 31, 2017 totaled $1.5 billion and includes a three-year contract extension with the State of New York. In addition, contracts pending (awarded but unsigned) totaled
$155.1 million.

The sales pipeline at March 31, 2017 was $3.3 billion (comprised of approximately $0.6 billion in proposals pending, $0.9 billion in proposals in preparation, and $1.9 billion in opportunities tracking). This compares to a pipeline of $4.0 billion at December 31, 2016. The sequential decline is principally due to contracts converting to new awards and, to a lesser extent, procurement delays, contract losses, cancellations and no bids.

Balance Sheet and Cash Flows
Cash and cash equivalents at March 31, 2017 totaled $94.9 million. For the three months ended March 31, 2017, cash flows from operations totaled $65.7 million, with free cash flow of $60.5 million.

At March 31, 2017, Days Sales Outstanding (DSOs) were 69 and within the Company’s expected range.

On February 28, 2017, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On April 11, 2017, the Company announced a $0.045 per share cash dividend, payable on May 31, 2017 to shareholders of record on May 15, 2017.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

Outlook
MAXIMUS is raising the bottom end of its fiscal 2017 earnings guidance and now expects GAAP diluted earnings per share to range between $3.00 and $3.10 for fiscal 2017. This compares to the Company's prior range of $2.90 to $3.10.

MAXIMUS is reiterating its revenue guidance and continues to expect revenue to range between $2.425 billion and $2.475 billion for fiscal 2017. The Company is also reiterating its cash flow guidance and continues to expect cash flows from operations to range between $230 million and $280 million and free cash flow to range between $170 million and $220 million for fiscal 2017. The Company’s guidance does not include any future acquisitions or future legal expenses or recoveries.

"We are pleased to be raising the lower end of our earnings guidance for fiscal year 2017 as a result of good performance and some expected tax benefits," commented MAXIMUS CEO Richard A. Montoni. "In addition, the extension of our contract with New York through 2020 is confirmation of our pledge to continue providing high-quality services to the state. During the quarter, we closed out contract year two of the U.K. Health Assessment Advisory Service. We successfully completed more than a million assessments in our second contract year, and we remain on track to achieve our financial and operational objectives for this program."

Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, May 4, 2017, at 9:00 a.m. (ET). The call is open to the public and is available by webcast at http://investor.maximus.com or by phone at:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 18, 2017. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13660023

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 18,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace, other financial measures in this document. The presentation of non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

In this press release, we use the non-GAAP measures of organic revenue growth, constant currency movement and free cash flow. A description of these measures, including a description of our use of these measures and our methodology for calculating them, is included in our most recent Annual Report on Form
10-K, filed with the Securities and Exchange Commission on November 21, 2016. We have included a reconciliation of free cash flow to cash flows from operations in this press release.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Revenue	$622,047	$606,453	$1,229,611	$1,163,175
Cost of revenue	469,730	458,786	932,476	905,293
Gross profit	152,317	147,667	297,135	257,882
Selling, general and administrative expenses	68,596	65,976	133,994	130,210
Amortization of intangible assets	3,386	3,262	6,788	6,411
Restructuring costs	—	—	2,242	—
Acquisition-related expenses	—	529	—	575
Operating income	80,335	77,900	154,111	120,686
Less:
Interest expense	744	1,273	1,593	2,262
Add:
Other income, net	417	2,209	680	3,340
Income before income taxes	80,008	78,836	153,198	121,764
Provision for income taxes	26,911	29,495	53,772	45,541
Net income	53,097	49,341	99,426	76,223
Income attributable to noncontrolling interests	582	556	247	829
Net income attributable to MAXIMUS	$52,515	$48,785	$99,179	$75,394
Basic earnings per share attributable to MAXIMUS	$0.80	$0.74	$1.51	$1.14
Diluted earnings per share attributable to MAXIMUS	$0.80	$0.74	$1.50	$1.14
Dividends paid per share	$0.045	$0.045	$0.09	$0.09
Weighted average shares outstanding:
Basic	65,549	65,760	65,669	65,872
Diluted	65,947	66,079	65,989	66,196

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2017	September 30, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,862	$66,199
Accounts receivable — billed and billable	432,255	444,357
Accounts receivable — unbilled	39,878	36,433
Income taxes receivable	524	17,273
Prepaid expenses and other current assets	50,442	56,718
Total current assets	617,961	620,980
Property and equipment, net	112,882	131,569
Capitalized software, net	27,564	30,139
Goodwill	395,011	397,558
Intangible assets, net	101,645	109,027
Deferred contract costs, net	16,917	18,182
Deferred compensation plan assets	25,805	23,307
Deferred income taxes	8,791	8,644
Other assets	9,910	9,413
Total assets	$1,316,486	$1,348,819
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$130,537	$150,711
Accrued compensation and benefits	80,636	96,480
Deferred revenue	63,533	73,692
Income taxes payable	11,870	7,979
Long-term debt, current portion	217	277
Other liabilities	11,582	11,617
Total current liabilities	298,375	340,756
Deferred revenue, less current portion	32,902	40,007
Deferred income taxes	10,550	16,813
Long-term debt	115,559	165,338
Deferred compensation plan liabilities, less current portion	26,950	24,012
Other liabilities	8,740	8,753
Total liabilities	493,076	595,679
Shareholders’ equity:
Common stock, no par value	472,075	461,679
Accumulated other comprehensive loss	(40,235)	(36,169)
Retained earnings	387,881	323,571
Total MAXIMUS shareholders’ equity	819,721	749,081
Noncontrolling interests	3,689	4,059
Total equity	823,410	753,140
Total liabilities and equity	$1,316,486	$1,348,819

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Cash flows from operations:
Net income	$53,097	$49,341	$99,426	$76,223
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	15,405	12,912	29,967	25,859
Amortization of intangible assets	3,386	3,262	6,788	6,411
Deferred income taxes	(11,631)	172	(5,721)	(327)
Stock compensation expense	5,345	4,819	10,234	9,151

Change in assets and liabilities:
Accounts receivable — billed and billable	(4,657)	(5,304)	10,030	(35,051)
Accounts receivable — unbilled	(1,447)	(2,998)	(3,445)	(4,851)
Prepaid expenses and other current assets	1,267	127	7,512	5,443
Deferred contract costs	954	46	998	810
Accounts payable and accrued liabilities	(3,144)	(28,137)	(17,719)	(19,949)
Accrued compensation and benefits	10,944	7,172	(6,293)	(14,211)
Deferred revenue	(5,757)	877	(15,853)	(2,009)
Income taxes	3,813	(19,554)	20,715	(22,597)
Other assets and liabilities	(1,867)	(2,237)	209	(3,038)
Cash flows from operations	65,708	20,498	136,848	21,864

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(5,207)	(9,151)	(12,975)	(19,836)
Acquisition of businesses, net of cash acquired	—	(39,206)	—	(41,812)
Proceeds from the sale of a business	—	—	385	—
Other	175	126	218	210
Cash used in investing activities	(5,032)	(48,231)	(12,372)	(61,438)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(2,917)	(2,919)	(5,837)	(5,860)
Repurchases of common stock	(91)	—	(28,858)	(31,138)
Tax withholding related to RSU vesting	(12)	(44)	(9,267)	(11,597)
Borrowings under credit facility	70,000	83,493	135,000	130,563
Repayment of credit facility and other long-term debt	(104,761)	(42,498)	(184,828)	(55,219)
Other	—	—	(1,145)	—
Cash (used in)/provided by financing activities	(37,781)	38,032	(94,935)	26,749

Effect of exchange rate changes on cash and cash equivalents	2,200	(474)	(878)	(1,064)

Net increase/(decrease) in cash and cash equivalents	25,095	9,825	28,663	(13,889)

Cash and cash equivalents, beginning of period	69,767	50,958	66,199	74,672

Cash and cash equivalents, end of period	$94,862	$60,783	$94,862	$60,783

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
(Amounts in thousands)	2017	% (1)	2016	% (1)	2017	% (1)	2016	% (1)
Revenue:
Health Services	$348,994	100%	$330,567	100%	$689,723	100%	$622,470	100%
U.S. Federal Services	145,370	100%	150,191	100%	286,668	100%	295,476	100%
Human Services	127,683	100%	125,695	100%	253,220	100%	245,229	100%
Total	$622,047	100%	$606,453	100%	$1,229,611	100%	$1,163,175	100%

Gross Profit:
Health Services	$86,454	24.8%	$82,717	25.0%	$164,688	23.9%	$134,689	21.6%
U.S. Federal Services	36,571	25.2%	33,421	22.3%	74,147	25.9%	61,659	20.9%
Human Services	29,292	22.9%	31,529	25.1%	58,300	23.0%	61,534	25.1%
Total	$152,317	24.5%	$147,667	24.3%	$297,135	24.2%	$257,882	22.2%

Selling, general, and administrative expense:
Health Services	$29,914	8.6%	$25,803	7.8%	$58,021	8.4%	$50,967	8.2%
U.S. Federal Services	18,927	13.0%	18,438	12.3%	38,622	13.5%	35,960	12.2%
Human Services	19,663	15.4%	21,735	17.3%	36,902	14.6%	42,633	17.4%
Other (4)	92	NM	—	NM	449	NM	650	NM
Total	$68,596	11.0%	$65,976	10.9%	$133,994	10.9%	$130,210	11.2%

Operating income:
Health Services	$56,540	16.2%	$56,914	17.2%	$106,667	15.5%	$83,722	13.4%
U.S. Federal Services	17,644	12.1%	14,983	10.0%	35,525	12.4%	25,699	8.7%
Human Services	9,629	7.5%	9,794	7.8%	21,398	8.5%	18,901	7.7%
Amortization of intangible assets	(3,386)	NM	(3,262)	NM	(6,788)	NM	(6,411)	NM
Restructuring costs (2)	—	NM	—	NM	(2,242)	NM	—	NM
Acquisition-related expenses (3)	—	NM	(529)	NM	—	NM	(575)	NM
Other (4)	(92)	NM	—	NM	(449)	NM	(650)	NM
Total	$80,335	12.9%	$77,900	12.8%	$154,111	12.5%	$120,686	10.4%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)	During the current fiscal year, we incurred costs in restructuring our United Kingdom Human Services business.

(3)	Acquisition-related expenses relate to the acquisitions of Assessments Australia and Ascend in December 2015 and February 2016, respectively.

(4)
During the six months ended March 31, 2017, we incurred $0.4 million of legal-related costs pertaining to a legacy matter from a business line that the Company exited. During the six months ended March 31, 2016, we incurred $0.7 million of legal costs related to a matter that occurred in fiscal year 2014. Both items are classified within other selling general and administrative expense.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands)	2017	2016	2017	2016
Cash provided by operating activities	$65,708	$20,498	$136,848	$21,864
Purchases of property and equipment and capitalized software costs	(5,207)	(9,151)	(12,975)	(19,836)
Free cash flow	$60,501	$11,347	$123,873	$2,028

-XXX-

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM